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                                                                 EXHIBIT 10.10.1




                              EMPLOYMENT AGREEMENT




         THIS EMPLOYMENT AGREEMENT ("Agreement"), made as of this 5th day of December, 1997, is entered into by PictureTel Corporation, a Delaware corporation with its principal place of business at 100 Minuteman Road, Andover, Massachusetts 01810 ( "Company" ), and Richard B. Goldman, 90 Westerly Road, Weston, MA 02193 ("Executive").

         WHEREAS, the Company desires pursuant to policies determined by its Board of directors, to employ, retain, and make secure for itself the experience, abilities and services of the Executive and prevent the loss of such experience, services and abilities, or the availability thereof to any other person, concern or business for a period of time; and

         WHEREAS, the Executive desires to serve as Vice President, Chief Financial Officer, or another position as a senior executive officer of the Company, pursuant to the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1.0 TERM OF EMPLOYMENT. This Agreement shall commence on the date hereof and shall continue in effect for eighteen (18) consecutive months thereafter; provided, however, if a replacement for the Chief Executive Officer of the Company on the date hereof ("New CEO") is hired and commences employment with the Company during the term of this Agreement ("New CEO Employment Date"), this Agreement shall continue in effect for a period of not less than eighteen
(18) consecutive months beyond the New CEO Employment Date ("Employment Period"), unless sooner terminated or modified in accordance with the provisions of Section 4.0 below. This Agreement shall not survive beyond the Employment Period (except to the extent that it specifies payments and benefits upon a termination occurring during the Employment Period), and, unless such a termination has occurred during the Employment Period, the Executive shall revert to employment at - will status immediately following the end of the Employment Period.

         2.0 TITLE, CAPACITY. The Executive shall be a full-time employee of the Company, shall report to the Chief Executive Officer and shall serve as Vice President, Chief Financial Officer or as such other senior executive (Executive Officer) as shall be designated.

         The Executive shall be based in Massachusetts to fulfill his duties and responsibilities to the Company. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by the Chief Executive Officer.

         The Executive hereby accepts such employment and agrees to undertake such duties and responsibilities inherent in such position as specified above and such other duties and responsibilities, appropriate for a senior executive, as the Chief Executive Officer shall from time to time reasonably assign to him. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period, except (a.) with respect to incidental business activities and outside directorships which shall be fully disclosed to the Board by the Executive prior to engagement in such activities or directorships and which, in the sole determination of the Board, do not cause a conflict of interest or interfere with the Executive's performance of his duties hereunder; or (b.) as otherwise agreed in writing by the Executive and the Board. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may
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be adopted from time to time by the Company, except to the extent inconsistent with this Agreement.

         3.0 COMPENSATION AND BENEFITS.

         3.1 Salary. During the Employment Period, the Company shall pay the Executive, as his entire ( except for any bonus and stock plans which may be paid under the rest of this Section 3.0) compensation for the service to be rendered by him under the terms of this Agreement, an annual base salary of $190,000.00 per annum payable in twenty-six (26) equal bi-weekly installments per year, prorated for any partial period of employment. Such salary shall be subject to increase from time to time as determined by the Board, upon a review that shall take place at least yearly.

         3.2 Annual Incentive Bonus. The Executive shall be eligible to participate in the Company's Annual Management Incentive Plan ("Plan"). The award of an incentive bonus under the Plan will depend upon the achievement of corporate and individual performance objectives. For each calendar year during the Employment Period, the incentive bonus will have a target opportunity of 0 - 40% of annual base salary ("Annual Target Bonus"), but may range up to 80% for outstanding performance above the Plan objectives. Each annual incentive bonus shall be payable in a lump sum at the time the Company pays incentive bonus compensation to its other key executives. The Executive shall also be eligible to participate in any other bonus program that the Company establishes and makes available to senior executives of the Company.

         3.3 Adoption / Participation in Stock Plans or Programs. If during the Employment Period, the Company shall adopt or make awards under a stock option, stock purchase, restricted stock, stock appreciation, phantom stock, bonus unit or similar plan or program for key executives of the Company generally, the Executive shall have the opportunity, but not the absolute right, to participate therein.

         3.4 Fringe Benefits. The Executive shall be entitled to participate in all benefit programs that the Company currently has in place and / or establishes and makes available to key executives generally and the other employees of the Company, to the extent that the Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate.

         4.0 EMPLOYMENT TERMINATION.

         4.1 The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

              (a.) During the Employment Period, at the election of the Company, for Cause, immediately upon written notice by the Company to the Executive. For the purposes of this Agreement, "Cause" shall be defined as and be limited to conviction of a felony or willful misconduct or gross negligence in the performance of your duties which results in material harm to the Company, as determined in good faith by the Board;

              (b.) During the Employment Period, upon the Death of the Executive or thirty (30) days after Disability of the Executive. For purposes of this Agreement, the term "Disability" shall mean an event of disability entitling Executive to coverage under the Company's then current Long-Term Disability Plan;

              (c.) During the Employment Period, at the election of the Company for other than Death, Disability or Cause, upon thirty (30) days' prior written notice of termination, provided that the Executive shall be entitled to those amounts set forth in Section 5.3.
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              (d.) During the Employment Period, at the election of the
         Executive, upon not less than three (3) months' prior written notice of termination. In which event, the Executive shall receive such payments as are set forth in Section 5.4.

         4.2 The Executive may also elect to terminate his employment following the New CEO Employment Date upon the occurrence (without the express written consent of the Executive) of any one of the following acts by the Company (which would constitute "Good Reason"):

              (a.) The assignment to the Executive of any duties inconsistent with the executive's status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the New CEO Employment Date; or

              (b.) A reduction by the Company in the Executive's annual base salary as in effect immediately prior to the New CEO employment Date; or

              (c.) The Company's requiring the Executive to be based anywhere other than the geographic location at which the Executive was based immediately prior to the New CEO Employment Date, except for required travel on the Company's business to an extent substantially consistent with the Executive's travel obligations immediately prior to the New CEO employment Date; or

              (d.) The Company fails to make any payment due the Executive under this Agreement or fails to offer any required benefit hereunder, and such failure is not cured within thirty (30) days after the Executive gives written notice of such failure to the Company

         5.0 EFFECT OF TERMINATION.

         5.1 Termination for Cause. In the event the Executive's employment is terminated for Cause pursuant to Section 4.1(a.) prior to the expiration of the Employment Period, the Company shall pay to the Executive the bi-weekly base salary otherwise payable to him under Section 3.1 for the period up to and inclusive of the date of such termination.

         5.2 Termination for Death or Disability. If the Executive's employment is terminated by Death prior to the expiration of the Employment Period, the Company shall pay to the estate of the Employee the bi-weekly base salary which would otherwise be payable to the Executive up to the end of the month in which death occurs. If the Executive's employment is terminated prior to the expiration of the Employment Period because of Disability pursuant to Section 4.1(b.), the Executive shall no longer be paid his bi-weekly base salary following the date of such termination.

         5.3 Termination for other than Death, Disability or Cause.

         5.3(A) IF PRIOR TO THE NEW CEO EMPLOYMENT DATE, the Executive's employment is involuntarily terminated by the Company for reasons other than Cause, Death or Disability during the Employment Period:

              (a.) The Company shall pay to the Executive as severance pay, the bi-weekly base salary otherwise payable to him under Section 3.1 for a fifty-two (52) week period following the date of termination, except that no bonuses not previously paid will be payable to the Executive in respect of service prior to such termination ("Severance Pay"); and
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              (b.) Effective as of the date of termination, the Executive's eligibility for life, disability and accident insurance benefits under Company plans shall cease. For the period of time the Executive is paid Severance Pay, the Company shall maintain the Executive's eligibility to participate in the Company's group medical and dental plans and will continue to contribute its share of the costs for participation in the plans at the same levels as active employees. If the Executive wishes to continue medical and dental insurance coverage beyond the period of time the Executive is paid Severance Pay, he may do so for up to a total of eighteen (18) months (inclusive of the period of time the Executive is paid Severance Pay) pursuant to his rights under the Consolidated Budget Reconciliation Act ("COBRA"). During the month immediately following the date of termination, the Executive shall receive the materials and information necessary to enroll in the COBRA coverage. If continued coverage is elected, the Executive shall be responsible for paying the full cost of the coverage.

         5.3(B) IF FOLLOWING THE NEW CEO EMPLOYMENT DATE, the Executive's employment is involuntarily terminated by the Company for reasons other than Cause, Death or Disability during the Employment Period:

              (a.) The Company shall pay to the Executive as enhanced severance pay, the sum of (i) the bi-weekly base salary otherwise payable to him under Section 3.1 from the date of such termination through the end of the eighteen (18) months after the New CEO Employment Date, and (ii) fifty (50) percent of the Annual Target Bonus otherwise payable to him for the year in which the termination occurs under Section 3.2, which amount shall be paid in substantially equal bi-weekly installments from the date of such termination through the end of the eighteen (18) months after the New CEO Employment Date; provided however, that the minimum amount the Executive shall be paid under this Section 5.3(B)(a.) shall not be less than the amount of one year's base salary otherwise payable to him under Section 3.1 ("Enhanced Severance Pay"); and

              (b.) Effective as of the date of termination, the Executive's eligibility for life, disability and accident insurance benefits under Company plans shall cease. For the period of time the Executive is paid Enhanced Severance Pay, the Company shall maintain the Executive's eligibility to participate in the Company's group medical and dental plans and will continue to contribute its share of the costs for participation in the plans at the same levels as active employees. If the Executive wishes to continue medical and dental insurance coverage beyond the period of time the Executive is paid Enhanced Severance Pay, he may do so for up to a total of eighteen (18) months (inclusive of the period of time the Executive is paid Enhanced Severance Pay) pursuant to his rights under the Consolidated Budget Reconciliation Act ("COBRA"). During the month immediately following the date of termination, the Executive shall receive the materials and information necessary to enroll in the COBRA coverage. If continued coverage is elected, the Executive shall be responsible for paying the full cost of the coverage.

         5.4 Termination at Election of Executive. In the event the Executive voluntarily terminates pursuant to Section 4.1(d.), the Company shall pay to the Executive the bi-weekly base salary otherwise payable to him under Section 3.1 and maintain the benefits under Section 3.4 for the period up to and inclusive of the date of termination, except that no bonuses not previously paid will be payable to the Executive in respect of service prior to such termination.

         5.5 "Good Reason" Termination at Election of Executive. In the event the Executive terminates his employment for Good Reason pursuant to Section 4.2:

              (a.) The Company shall pay to the Executive the Enhanced Severance Pay set forth in Section 5.3(B)(a.); and
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              (b.) Effective as of the date of termination, the Executive's eligibility for life, disability and accident insurance benefits under Company plans shall cease. For the period of time the Executive is paid Enhanced Severance Pay, the Company shall maintain the Executive's eligibility to participate in the Company's group medical and dental plans and will continue to contribute its share of the costs for participation in the plans at the same levels as active employees. If the Executive wishes to continue medical and dental insurance coverage beyond the period of time the Executive is paid Enhanced Severance Pay, he may do so for up to a total of eighteen (18) months (inclusive of the period of time the Executive is paid Enhanced Severance Pay) pursuant to his rights under the Consolidated Budget Reconciliation Act ("COBRA"). During the month immediately following the date of termination, the Executive shall receive the materials and information necessary to enroll in the COBRA coverage. If continued coverage is elected, the Executive shall be responsible for paying the full cost of the coverage.

         5.6 Waiver. The Executive hereby waives any claims to payments upon termination during the Employment Period except those set forth above in this Agreement or set forth in the Change in Control Agreement if triggered by a Change of Control.

         6.0 PROPRIETARY INFORMATION AND INVENTIONS. The provisions of the PictureTel Proprietary Information and Inventions Agreement executed by the Executive, a copy of which is hereby attached and annexed hereto, shall remain in full force and effect for the Employment Period and in the event the Executive is terminated, shall survive the termination and the expiration of this Agreement.

         7.0 INDEMNIFICATION. The provisions of the PictureTel Indemnification Agreement executed by the Executive, a copy of which is hereby attached and annexed hereto, shall remain in full force and effect for the Employment Period and in the event the Executive is terminated, shall survive the termination and the expiration of this Agreement.

         8.0 NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.0.

         9.0 PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         10.0 ENTIRE AGREEMENT AND RELATIONSHIP OF THIS AGREEMENT TO ANY CHANGE IN CONTROL AGREEMENT.

         10.1 Entire Agreement. This Agreement (and those other agreements stated herein to survive) constitutes the entire agreement between the parties relating to the employment, termination of employment, and compensation of the Executive and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter, except that any existing severance agreement that has not terminated by its terms prior to the end of the Employment Period shall become effective again, in the event that the Executive has become an employee at - will after the end of the Employment Period, and except that nothing in this Agreement shall alter or modify any Change in Control Agreement between the Company and the Executive (a "CIC Agreement"), including the CIC Agreement dated December 5, 1997.
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         10.2 Relationship to Change in Control Agreement. The parties agree that in the event payments and benefits are paid upon a termination of the Executive's employment pursuant to the CIC Agreement, such payments and benefits shall control and no payments or benefits shall be payable under this Agreement. In the event that the New CEO is hired in connection with a Change in Control (as defined in the CIC Agreement), any termination of the Executive thereafter shall be deemed to occur under the CIC Agreement and not under this Agreement.

         11.0 AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

         12.0 GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         13.0 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

         14.0 MISCELLANEOUS.

         14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

         14.3 In case any provision of this Agreement shall be held by a court of competent jurisdiction invalid, illegal or otherwise unenforceable, such provision shall be deemed limited in such manner as to be valid, legal, and enforceable to the maximum degree permissible and, in any event, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                        PICTURETEL CORPORATION


                                     By:_________________________
                                        Director



                              Executive:_________________________
                                        Richard B. Goldman